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[KPMG LLP LOGO]            KPMG LLP
                           55 Second Street
                           San Francisco, CA 94105

July 20, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for OpenTV Corp. and, under the date of March 30, 2006, we reported on the consolidated financial statements of OpenTV Corp. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On June 29, 2006, our appointment as principal accountants was terminated. We have read OpenTV Corp.'s statements included under Item 4.01(a) of its Form 8-K dated June 29, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with OpenTV Corp.'s statement under the first bullet of "2004 Material Weaknesses and Remediation Efforts" that the Company implemented procedures during 2005 that it believed had remediated this material weakness as of December 31, 2004. However, we note that a material weakness existed as of December 31, 2004.

Very truly yours,

/s/ KPMG LLP